Exhibit (a)(1)(B)

Form of Amendment to Warrant Agreement

This Amendment (this “Amendment”) to the Warrant Agreement, dated as of February 27, 2018, and as amended by that Side Letter Concerning Warrant Agreement, dated as of December 19, 2018 (together, the “Warrant Agreement”), is made and dated as of __________, 2020, by and between:

(1)	Bioceres Crop Solutions Corp., an exempted company incorporated under the laws of the Caymans Islands with its principal executive offices at Ocampo 210 bis, Predio CCT, Rosario Province of Santa Fe, Argentina (the “Company”); and

(2)	Continental Stock Transfer & Trust Company, a New York corporation, with offices at 1 State Street, 30th Floor, New York, New York 10004 (the “Warrant Agent”).

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Warrant Agreement.

W I T N E S S E T H :

Whereas:

(A)	Pursuant to the Offer to Exchange, dated July 27, 2020, a copy of which was filed on the Tender Offer Statement and Schedule 13E-3 Transaction Statement on Schedule TO filed by the Company with the U.S. Securities and Exchange Commission on July 27, 2020 (the “Offer to Exchange”), the Company offered to exchange any and all of its outstanding warrants, each to purchase one of the Company’s ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), for either 0.12 Ordinary Shares per Warrant or $0.45 in cash per Warrant, without interest (the “Offer”);

(B)	As of 11:59 P.M., New York City time, on August 24, 2020, a number of Warrant holders had tendered their Warrants such that no less than 12,100,001 Warrants were validly tendered and not properly withdrawn pursuant to the Offer (the “Minimum Condition”); and

(C)	As disclosed in the Offer to Exchange, upon the consummation of the Offer without waiver of the Minimum Condition and in accordance with Section 9.8 of the Warrant Agreement, the Company desires to amend the Warrant Agreement to allow the Company to redeem any Warrants not validly tendered or exchanged pursuant to the Offer at its option at any time for the Redemption Price (as defined below).

Now, therefore, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1	Amendment

1.1	Section 6.1 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“Redemption. Notwithstanding anything else to the contrary contained in this Agreement, the Company may, in its sole and absolute discretion, elect to redeem not less than all of the outstanding Warrants at any time from the date hereof at the office of the Warrant Agent upon the notice referred to in Section 6.2, at the price of $0.405 in cash per Warrant (the “Redemption Price”).”

1.2	Section 6.2 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“Notice of Redemption. In the event that the Company shall elect to redeem all of the outstanding Warrants, the Company shall provide notice of redemption to the Registered Holders of the Warrants at their last addresses as appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. No advance notice shall be required, and upon the mailing of such notice to the Registered Holder, the Warrants shall be cancelled, and the Record Holder of the Warrant shall have no further rights with respect to his, her or its Warrants except to receive the Redemption Price upon surrender of the Warrants.”

1.3	Section 6.3 of the Warrant Agreement is hereby deleted in its entirety.

1.4	Section 6.4 of the Warrant Agreement is hereby deleted in its entirety.

2	Miscellaneous

2.1	Except as specifically amended hereby, the Warrant Agreement shall continue in full force and effect as written.

2.2	The provisions of Sections 9.1, 9.3, 9.4, 9.6, 9.7, 9.8 and 9.9 of the Warrant Agreement are hereby incorporated into this Amendment as if fully set forth herein.

[Signature Page follows]

In witness whereof, this Amendment has been duly executed by the parties hereto as of the date first above written.

BIOCERES CROP SOLUTIONS CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Amendment to Warrant Agreement]